Exhibit 3.8

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The Corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Harken Energy Corporation resolutions were duly adopted setting forth proposed amendments of the Certificate of Incorporation of said Corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of said Corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED THAT the Certificate of Incorporation of the Corporation be and the same hereby is amended as follows:

ARTICLE FOURTEEN is hereby deleted in its entirety and the following ARTICLE FOURTEEN is substituted in lieu thereof:

The number of directors of the Company shall be fixed by the by-laws of the Corporation. All of the Corporation’s directors shall be elected as a slate of directors and shall serve as directors until the following Annual General Meeting of shareholders or until their successors are elected and qualified.

Directors shall be elected by a plurality of the votes of the shares present or represented by proxy and entitled to vote on the election of directors. At all elections of directors each holder of stock entitled to vote shall be entitled to cast for the election of the slate of directors as many votes as shall equal the number of shares of stock held.

Subject to the rights of the holders of any series of preferred stock then outstanding, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors

SECOND: That thereafter, pursuant to resolutions of its Board of Directors, the annual meeting of stockholders of said Corporation was duly called and held on February 17, 2004 upon notice in according with section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Elmer A. Johnston, its Secretary, this 22nd day of February, 2005.

Harken Energy Corporation

By:
Elmer A. Johnston, Secretary